UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material under to §240.14a-12

INGEVITY CORPORATION

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

No fee required.

Fee paid previously with preliminary materials.

Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On March 11, 2024, Ingevity Corporation (“Ingevity,” the “Company” or “us”) filed a definitive proxy statement (the “Proxy Statement”) with the U.S. Securities and Exchange Commission in connection with the Company’s 2024 annual meeting of stockholders (the “Annual Meeting”) scheduled to be held virtually via live audio webcast on April 23, 2024, at 9:30 a.m. Eastern Time.

This Amendment (this “Amendment”) to the Proxy Statement is being made available, beginning on March 22, 2024, to the Company’s stockholders of record as of February 26, 2024 for use at the Annual Meeting. This Amendment should be read in conjunction with the Proxy Statement.

Except as described in the “Changes to Proxy Statement” section of this Amendment, below, the information provided in the Proxy Statement remains unchanged and continues to apply. To the extent the information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment shall control. Unless expressly defined in this Amendment, all defined terms used in this Amendment have the same meaning given to them in the Proxy Statement. A copy of the Proxy Statement is available on the internet at https://ir.ingevity.com/financial-information/sec-filings/default.aspx, or on the SEC’s EDGAR system at https://www.sec.gov/edgar.

CHANGES TO PROXY STATEMENT

The Proxy Statement erroneously stated the vote that is required to approve Proposal 4 regarding an amendment to the Company’s Certificate of Incorporation (the “Charter Amendment”). This Amendment is being provided to correct those statements in the Proxy Statement by replacing them with disclosures correctly stating the vote required to approve the Charter Amendment.

The disclosure provided under the caption “Vote required” on page 81 of the Proxy Statement is hereby amended and restated in its entirety to read as follows:

“The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required for the approval of the Charter Amendment.”

The disclosure and related table provided under the caption “What proposals will be voted on at the Annual Meeting, what are the Board’s voting recommendations, and what is required for a proposal to pass?” on page 87 of the Proxy Statement is hereby amended and restated in its entirety to read as follows:

“The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass, and the effect of abstentions and uninstructed shares on each proposal. If you are a stockholder of record who submits a proxy card without selecting an option for any of the proposals, the proxy holders will vote in accordance with the Board recommendations in the table below.

INGEVITY | 2024 Proxy Statement – Amendment No. 1	1

Proposal	Description	Board Voting Recomm- endation	Vote Required to Pass(1)	Effect of Abstentions on Votes Cast(2)	Effect of Broker Non-votes(3)
1	Election of Nine Directors	FOR all director nominees	Majority of the votes cast	None	None
2	Advisory Vote on Compensation of our Named Executive Officers (Say-On-Pay)	FOR	Majority of shares present	Counts as a vote against the proposal	None
3	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024	FOR	Majority of shares present	Counts as a vote against the proposal	Broker may vote in its discretion
4	Amendment of the Company’s Certificate of Incorporation to provide for the exculpation of certain officers from liability in limited circumstances	FOR	Majority of outstanding shares	Counts as a vote against the proposal	Counts as a vote against the proposal

(1)	For Proposal 1, “majority of votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” the director nominee. For Proposals 2 and 3, “shares present” includes abstentions. For Proposal 4, “majority of outstanding shares” means the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote.
(2)	Abstentions are considered present and entitled to vote.
(3)	Brokers only have authority to vote in their discretion for routine matters. All of the proposals, except for Proposal 3, are considered non-routine matters. If you are a beneficial owner holding shares through a broker and you do not specify a choice to your broker for a non-routine proposal, the broker is not entitled to vote in its discretion and this is considered a broker non-vote.”

SUPPLEMENTAL INFORMATION

If you have already returned your proxy or voting instruction form or provided voting instructions in the manner prescribed by your bank or broker, you do not need to take any action unless you wish to change your vote.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by doing one of the following:

■	Voting again by telephone or via the Internet prior to 11:59 p.m., Eastern Time, on April 22, 2024;
■	Giving written notice to the Corporate Secretary of the Company;
■	Delivering a later-dated proxy to the Company; or
■	Voting during the Annual Meeting by following the instructions available on the meeting website, www.virtualshareholdermeeting.com/NGVT2024.

If you are a beneficial owner, please check your voting instruction form or contact the bank or broker that holds your shares for instructions on how to revoke or change your voting instruction.

INGEVITY | 2024 Proxy Statement – Amendment No. 1	2